As filed with the Securities and Exchange Commission on April 14, 2003

Registration No. 333-103108

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in our charter)

Virginia	54-1237042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5290 Concourse Drive

Roanoke, Virginia 24019

(540) 265-0690

(Address and telephone number of registrant’s principal executive offices)

Mr. Neil D. Wilkin, Jr.

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

540-265-0609

(Name, address and telephone number of agent for service)

Copy to:

Leslie A. Grandis

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /    /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /    /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

OPTICAL CABLE CORPORATION

250,000 COMMON SHARES

NO PAR VALUE PER SHARE

The shares offered by this prospectus are issuable upon exercise of common share purchase warrants to be issued to class members pursuant to a settlement agreement among Optical Cable Corporation, some of our current and former officers and directors and plaintiffs’ counsel that was approved by the United States District Court for the Western District of Virginia on September 23, 2002, relating to a consolidated class action law suit filed against Optical Cable Corporation and some of our current and former officers and directors. Optical Cable Corporation will sell the common shares to class members upon exercise of the warrants at an exercise price of $4.88 per common share. If all of the warrants are exercised, Optical Cable Corporation would receive aggregate cash proceeds of $1,220,000. However, holders of warrants may not exercise some or all of the warrants.

Optical Cable Corporation’s common shares are quoted on the Nasdaq Stock Market under the symbol “OCCF.” On April 4, 2003, the last reported sale price of the common shares was $4.70 per common share.

Investing in Optical Cable Corporation’s common shares involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Optical Cable Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is April 14, 2003.

i

Optical Cable Corporation has not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Such reports, proxy statements and information may be inspected without charge and copied at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 25049. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports, proxy statements and other information, when available, also may be accessed through the Internet site maintained by the SEC (http://www.sec.gov). In addition, our common shares, no par value, are quoted on the Nasdaq Stock Market under the symbol “OCCF,” and such material may also be available from the Nasdaq Stock Market.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto. For further information about us and our common shares, we urge you to carefully review the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the SEC. The registration statement also may be accessed through the Internet site maintained by the SEC (http://www.sec.gov). Any statements we have made in this prospectus concerning a provision of any document are not necessarily complete, and, in each instance, we urge you to carefully review the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the sale of all of the shares covered by this prospectus.

The following documents that Optical Cable Corporation has filed with the SEC are incorporated by reference:

(1)	Annual Report on Form 10-K for the year ended October 31, 2002;

(2)	Quarterly Report, as amended, on Forms 10-Q and 10-Q/A for the quarter ended January 31, 2003;

(3)	Current Report on Form 8-K dated January 10, 2003 filed January 22, 2003; and

(4)	The description of our common shares and share purchase rights, all as contained in our registration statements on Form 8-A filed February 12, 2003, including any amendments or reports filed for the purpose of updating or supplementing such description.

We will provide without charge to each person to whom this prospectus is delivered, upon a written or oral request, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the Secretary of Optical Cable Corporation, in writing, at 5290 Concourse Drive, Roanoke, Virginia 24019 or by telephone at 540-265-0690.

OPTICAL CABLE CORPORATION

Optical Cable Corporation was incorporated in Virginia in 1983. Our executive offices are located at 5290 Concourse Drive, Roanoke, Virginia 24019, and our telephone number is (540) 265-0690.

We are a leading manufacturer of a broad range of tight-buffer fiber optic cables primarily for the local area network and premise markets, often referred to as the enterprise market. Our fiber optic cables are well-suited for use in short to moderate distance applications to connect metropolitan, access and enterprise networks.

We pioneered the design and production of special tight-buffer fiber optic cables for the most demanding military field applications in the early 1980s—applications requiring rugged, flexible and compact fiber optic cables. At our ISO 9001 registered facility in Roanoke, Virginia, we manufacture a broad range of fiber optic cables for “high bandwidth” transmission of data, video, and audio communications over short to moderate distances. Our cables can be used both indoors and outdoors and utilize a unique tight-buffer coating process and cable construction that provide excellent mechanical and environmental protection for each optical fiber. Our current portfolio of products is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line designed to provide end-users with significant value and performance. Our fiber optic cables are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. We have designed and implemented an efficient and automated manufacturing process based on our proprietary technologies. This enables us to produce high quality indoor/outdoor tight-buffer fiber optic cable rapidly and cost efficiently.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in Optical Cable Corporation’s common shares. The risk factors include risks related to our industry as well as risks related to our business. The trading price of Optical Cable Corporation’s common shares could decline due to any of these risks or other factors and you may lose all or part of your investment.

Any decline in the demand for tight-buffer fiber optic cable may cause our sales to fall.

Tight-buffer fiber optic cable accounts for all of our sales. As a result, any decline in the demand for tight-buffer fiber optic cable will likely cause our sales to fall, cause our share price to decline and limit our future prospects. Furthermore, if alternative fiber optic cable constructions, such as loose-tube fiber optic cable, become more accepted as alternatives to tight-buffer fiber optic cable construction in our target markets, then our sales could decrease materially, our future prospects could be limited and our share price could decline significantly.

Any decline in demand for fiber optic cable used in short to moderate distance applications such as metropolitan, access and enterprise networks may cause our sales to fall.

A majority of our fiber optic cables are used in short to moderate distance applications for enterprise networks, and to a lesser extent, metropolitan and access networks. Any decline in the demand for fiber optic cable used in short to moderate distance applications, such as metropolitan, access and enterprise networks, will likely cause our sales to fall, limit our prospects for the future and cause a decline in our share price.

Our future growth depends on the rate at which optical networks are deployed in the metropolitan, access and enterprise markets.

We focus on producing tight-buffer fiber optic cable that is used to connect optical networking equipment in short to moderate distance applications, for the enterprise market, and to a lesser extent, the metropolitan and access markets. Our future growth depends on the rate at which optical networking and related optical cabling are deployed in these markets. The desire of organizations to deploy fiber optic cabling depends on such factors as end-user demand for the increased bandwidth made possible by optical networks, as well as a lack of suitable alternative technologies. The current economic downturn has dampened capital spending on fiber optic networking and fiber optic cables, and may continue to do so for the foreseeable future. If organizations in metropolitan, access and enterprise markets cease to deploy fiber optic cabling to extend the reach of their fiber optic networks, our sales could decrease materially, our share price could decline and our growth rate could be impaired.

The optical networking market is ever changing and if the fiber optic networking market does not develop and expand as we anticipate, sales for our products may decline, which would negatively impact our financial performance.

The optical networking market is characterized by rapid technological change, changes in customer requirements, evolving industry standards and frequent new product introductions. Our success will, to a significant degree, depend on our ability to develop and introduce in a timely fashion new products that address customers’ diverse needs, incorporate new technologies, conform to changing industry standards and achieve market acceptance. Fiber optic cabling also competes with alternative broadband delivery technologies such as wireless and coaxial cable. If alternative broadband technologies gain greater relative acceptance, demand for fiber optic cables may decline.

Our ability to remain competitive in the fiber optic cable market is crucial to our continued success.

The market for fiber optic cables, including the short to moderate distance market in which our products are concentrated, is highly competitive. We compete with large, integrated fiber optic cable manufacturers such as Corning Cabling Systems, Pirelli, OFS (formerly Lucent Technologies), Alcatel and Draka, as well as with other large fiber optic cable manufacturers such as General Cable, Mohawk/CDT, Berk-Tek, CommScope and others. Some of our competitors are more established, benefit from greater market recognition and have much greater financial, research and development, production and marketing resources than we do. Competition could increase if new companies enter the market or if existing competitors expand their product lines.

Robert Kopstein, our former Chairman, President and Chief Executive Officer, who was removed from his roles with us by a Special Committee of our Board of Directors in December 2001, may choose to compete with us in the future. Furthermore, fiber optic cable competes with copper wire cable and other alternative transmission media including wireless and satellite communications. Increased competition could result in price reductions and loss of market share, which could cause a material decrease in our sales.

We are a “microcap” stock with little, if any, coverage by security analysts, and with few institutional investors. Therefore, the price of our common shares is volatile and subject to significant fluctuations.

Optical Cable Corporation has a relatively low market capitalization represented by the total number of common shares issued and outstanding multiplied by the price per common share. Often the capital stock of companies with such low market capitalizations are referred to as “microcap” stocks. As a result of this low market capitalization, it is quite difficult for us to secure coverage by security analysts and to convince institutional investors to invest in our common shares. Additionally, our low market capitalization makes it likely that the sale or purchase of even relatively small blocks of our common shares can result in significant fluctuations in the price of our common shares with or without any underlying change in our financial performance. As a result, the price of our common stock is volatile and subject to significant fluctuations.

We believe our quarterly results may tend to fluctuate due to many factors, including seasonality. The price of our common shares will likely fall if our quarterly results are lower than the expectations of securities analysts, if any, or our shareholders.

We expect our sales and income to fluctuate from quarter to quarter. In future quarters, our operating results may be below the expectations of securities analysts, if any securities analysts are offering coverage of us, or our shareholders. If this occurs, the price of our common shares is likely to fall and you may lose all or part of your investment. A number of factors, many of which are discussed in more detail in other risk factors, may cause variations in the results of our operations, including:

•	the proportion of our net sales made to distributors relative to other types of customers;

•	the proportion of large to small orders;

•	our product mix;

•	the timing of orders that we receive from our customers;

•	changes in the cost and availability of our raw materials;

•	our manufacturing capacity and yield; and

•	capital spending for fiber optic cabling in the metropolitan, access and enterprise markets.

A significant percentage of our expenses, including those relating to manufacturing, sales and marketing, and general and administrative functions, are relatively fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our operating results would be disproportionately affected. You should not rely on our results for one quarter as any indication of our future performance. We believe our results of operations may reflect some seasonality. Historically, our sales are lower in the first half of each fiscal year and higher in the second half of each fiscal year, which we believe may be partially due to construction cycles and budgetary cycles of our customers. However, our sales have not followed this pattern in fiscal years 2001 and 2002, and may not follow this pattern in fiscal year 2003.

Some of our optical fiber suppliers are also competitors and if our supply relationship with them deteriorates, it could harm our business.

Some of our suppliers of optical fiber are also major competitors in the market for fiber optic cables. For example, we may buy some of our optical fiber from a supplier that also offers fiber optic cables that compete with our fiber optic cables. Our business, financial condition, future prospects, and results of operations could be harmed if these suppliers reduce the amount of optical fiber available to us, increase their prices, lengthen the lead time for orders or otherwise impair our ability to secure optical fiber on competitive terms.

If our supplier relationships are disrupted, our operating results may suffer.

We currently rely on a limited number of suppliers for our supply of optical fiber and aramid yarns. We do not have long-term agreements with all of these suppliers. These raw materials are critical to our production of fiber optic cables, and any disruption in the supply of raw materials could adversely affect our fiber optic cable production capability and adversely affect our operating results. There can be no assurance that our suppliers will continue to meet our optical fiber and aramid yarn requirements or meet these requirements on competitive terms.

A material portion of our net sales are made to distributors. If one or more of our distributors do not continue to purchase our products in significant quantities, our net sales and profitability may materially decline.

We depend on our distributors offering our products. Our distributors carry the products of our competitors and are not contractually committed to carry our products or purchase any minimum quantities. For example, one of our major distributors notified us during fiscal year 2002 that they would no longer stock our product as part of that distributor’s regular product offering. As a result, we experienced a decline in sales. If any one of our distributors decides to purchase significantly less of our products or terminate their relationship with us, our sales and profitability may materially decline. We could lose our key distributors because of factors beyond our control, such as a significant disruption in our distributors’ businesses generally or in a specific product line. For example, one of our major distributors filed for bankruptcy in January 2001. In addition, if any of our distributors merge, we may experience lower overall sales.

We rely on our proprietary manufacturing processes, and if our competitors develop similar processes or third parties infringe upon those processes, our ability to compete may be harmed.

Our success and ability to compete is dependent in part on our proprietary manufacturing technology. None of our current manufacturing processes or products is protected by patents. We rely on a combination of trade secrets and technical measures to establish and protect our rights pertaining to our production technology. This protection may not deter misappropriation or preclude competitors from developing production processes, techniques or equipment with features identical, similar or superior to ours, which could harm our ability to compete. We believe that none of our products, trademarks or other proprietary rights infringe on the proprietary rights of others. However, third parties may assert infringement claims against us in the future with respect to our present or future products that may require us to enter into license agreements or result in protracted and costly litigation, regardless of the merits of these claims.

If we fail to retain our key employees, our business may be harmed.

Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition in the marketplace to the extent that those employees are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

Our ability to manage our growth, if any, successfully is crucial to our future prospects.

Our ability to operate successfully in the future will depend on our ability to manage the effects of growth, if any, on our manufacturing, distribution, marketing, customer service, engineering, product development, quality control, administration and financial condition. Our failure to manage growth, if any, effectively could have a material adverse effect on our business or results of operations by impairing our competitiveness, causing a fall in our share price, causing a decline in our cash flow, limiting our earnings growth or impairing our ability to conduct business with vendors on the best terms.

International sales are important to us and may put our future revenues at the risk of currency, political, economic and regulatory fluctuations.

In fiscal years 2000, 2001 and 2002, export net sales represented approximately 21%, 23% and 23% of our net sales, respectively, and we expect that international business will continue to account for a significant portion of our sales. Our international business subjects us to added burdens and risks. These burdens and risks include currency fluctuations, greater uncertainty in political and economic conditions, unexpected changes in regulatory and tariff requirements and added complexity in complying with legal requirements.

As a result of our international sales, we are subject to legal requirements in addition to those applicable in the United States. For example, foreign regulatory bodies often establish standards different from those in the United States. Our products are designed generally to meet U.S. standards. Although our quality management system is certified to the internationally recognized ISO 9001 quality standard, and although some of our products are designed to meet the requirements of various European and Far Eastern markets, any inability by us to maintain our ISO 9001 quality standard certification or to design products in compliance with foreign standards could have a material adverse effect on our operating results.

Our failure to comply with foreign legal requirements or any trade or other policies of foreign countries could result in a significant decline in our international sales.

Although most of our international sales are denominated in U.S. dollars, our international business may be affected by changes in demand resulting from fluctuations in currency exchange rates as well as by risks such as restrictive tariff regulations.

Potential strategic alliances may not achieve their objectives.

We intend to explore strategic alliances designed to increase the use of our manufacturing capacity, to increase distribution of our products and to secure supplies of raw materials. We may not be successful in developing these strategic alliances. Moreover, alliances that Optical Cable Corporation does develop may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated.

If a disaster struck our primary business facility, our business, results of operations and financial condition may be harmed.

We believe that our success to date has been, and future results of operations will be, dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could cause a significant decline in our sales, negatively impact our financial performance and cause a decline in our share price. Our manufacturing operations, marketing, management information systems, customer service and distribution functions are housed in a single facility in Roanoke, Virginia. A fire, flood, earthquake, terrorist attack, act of war, military conflict, or any other disaster affecting our facility could disable the functions performed at our Roanoke, Virginia facility. Any significant damage to this facility would have a material adverse effect on our business, results of operations and financial condition.

Any future growth could be adversely affected if we are unable to expand our manufacturing facilities on a timely basis.

Our manufacturing facilities are more than adequate for our current level of production. We currently estimate that we are operating at about 60% of our plant manufacturing capacity. However, if our sales were to grow significantly or if our product mix changed dramatically, we may need to increase our plant manufacturing capacity and/or hire additional production employees. If we are unable to expand our plant manufacturing capacity and/or hire additional production employees on a timely basis, we may lose sales opportunities and not be able to realize any growth potential. Our ability to expand our plant manufacturing capacity at our current facilities and/or hire additional production employees will depend on a number of factors, including timely delivery and installation of equipment, the availability of labor and the hiring and training of new personnel. If we grow significantly, we may also need to construct additional manufacturing facilities which will expose us to construction delays, cost overruns and other risks of new construction.

Provisions of our charter documents and Virginia law may have anti-takeover effects that could prevent a change of control, which may cause our share price to decline.

Each of the Virginia Stock Corporation Act, our Amended and Restated Articles of Incorporation and our Bylaws contain provisions that may discourage acquisition offers, if any, for us. For example, one provision in the Articles of Incorporation authorizes the Board of Directors to issue up to 1,000,000 preferred shares in series, with the terms of each series to be fixed by the Board of Directors. On November 2, 2001, our Board of Directors adopted a Shareholders Rights Plan and declared a dividend of one preferred share purchase right (a “Right”) on each outstanding common share. Under the terms of the Shareholders Rights Plan, if a person or group who is deemed an Acquiring Person as defined in the Shareholders Rights Plan acquires 15% (or other applicable percentage, as provided in the Shareholders Rights Plan) or more of our outstanding common shares, each Right will entitle its holder (other than such Acquiring Person or members of such group) to purchase, at the Right’s then current exercise price, a number of common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business transaction after a person or group who is deemed an Acquiring Person has acquired such percentage of the outstanding common shares, each Right will entitle its holder (other than such Acquiring Person or members of such group) to purchase, at the Right’s then current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

These provisions of the Virginia Stock Corporation Act, our Amended and Restated Articles of Incorporation (including the provisions of our Shareholders Rights Plan), and our Bylaws may have the effect of delaying, deterring or preventing a change in control in us and could limit the price that investors might be willing to pay in the future for common shares.

The volatility of the stock market may have a harmful effect on the price of our common shares and our ability to raise capital.

The market price of Optical Cable Corporation’s common shares could be subject to significant fluctuations in response to variations in anticipated or actual operating results and other events or factors such as announcements of technological innovations or new products by us or by our competitors, government regulations and developments in patent or other proprietary rights.

In addition, the market prices for common shares of companies in the optical networking sector have recently experienced significant price fluctuations and declines. Broad market fluctuations, as well as general economic conditions, in the United States or internationally, may adversely affect the market price of our common shares and cause the market price of the common shares to decline below the price at which shares are initially sold to the public in this offering.

Terrorism, acts of war, or military conflicts, may adversely affect the markets for our products and adversely affect our sales, financial performance and the price of our common shares.

Any future terrorism, acts of war or military conflicts may adversely affect the markets in which we operate and adversely affect our sales, financial performance and the price of our common shares. These risks have increased given the acts of terrorism against the United States of America, and the subsequent military responses by the United States. Additionally, as the United States proceeds militarily against Iraq or should the United States proceed militarily against other countries, such acts could disrupt the markets in which we operate and adversely affect us.

We have no current intention to pay cash dividends.

We have not historically paid cash dividends, and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the Board of Directors deems relevant. In addition, our Loan and Security Agreement, dated April 18, 2002, as amended, restricts our ability to pay cash dividends.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus may discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. You can identify these forward-looking statements by the use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates,” and similar expressions, whether in the negative or affirmative. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including those risks and uncertainties discussed in the “Risk Factors” section of this prospectus or in Optical Cable Corporation’s periodic filings with the SEC. In light of the significant risks and uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

USE OF PROCEEDS

The proceeds from the sale of the common shares pursuant to the exercise of the warrants will be used for general corporate purposes.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon the exercise of the warrants to be issued to class members pursuant to the Stipulation of Settlement among us, some of our current and former officers and directors and plaintiffs’ counsel that was approved by the United States District Court for the Western District of Virginia relating to a consolidated class action lawsuit filed against us and some of our current and former officers and directors by certain of our shareholders. We will issue the common shares directly to the holders of the warrants, upon exercise of the warrants, from time to time after the date of this prospectus. The warrants are exercisable pursuant to the terms of the warrants and a warrant agreement between us and Wachovia Bank, National Association.

LEGAL MATTERS

Certain legal matters including, without limitation, the legality of the issuance of the shares offered hereby, will be passed upon for Optical Cable Corporation by McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219.

EXPERTS

Optical Cable Corporation’s financial statements as of October 31, 2002 and 2001, and for each of the years in the three-year period ended October 31, 2002, have been incorporated by reference in this prospectus and in the registration statement of which it forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item	14. Other Expenses of Issuance and Distribution

The expenses of issuance and distribution of the common shares underlying the warrants are to be paid by the registrant. The following itemized list is an estimate of the expenses:

SEC registration fee	$112.24

Legal fees and expenses	$25,000.00

Accounting fees and expenses	$4,000.00

Miscellaneous	$2,600.00

Total	$31,712.24

Item	15. Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act (the “Act”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Optical Cable Corporation’s Articles of Incorporation provide for mandatory indemnification of our directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Optical Cable Corporation itself, relating to the manner in which they performed their duties unless they have been found guilty of willful misconduct or a knowing violation of the criminal law.

Item	16. Exhibits

Exhibit No.	Item
4.1**	Warrant Agreement dated October 24, 2002, by and between Optical Cable Corporation and Wachovia Bank, National Association

4.2**	Form of Warrant Certificate relating to the warrants

5.1	Opinion of McGuireWoods LLP (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1**	Power of Attorney of Luke J. Huybrechts

Exhibit No.	Item
24.2**	Power of Attorney of Kenneth W. Harber

24.3**	Power of Attorney of Tracy G. Smith

24.4**	Power of Attorney of Randall H. Frazier

24.5**	Power of Attorney of John M. Holland

24.6**	Power of Attorney of Craig H. Weber

99.1

Stipulation of Settlement dated October 24, 2002, in settlement of litigation in the United States District Court for the Western District of Virginia, entitled In re Optical Cable Corporation Securities Litigation, Civil Action No. 7:01 CV00937 (filed herewith)

**	Previously filed.

Item	17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Roanoke, Commonwealth of Virginia, on April 14, 2003.

OPTICAL CABLE CORPORATION

By	/s/ NEIL D. WILKIN, JR.
Neil D. Wilkin, Jr. President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Neil D. Wilkin, Jr.	President, Chief Financial Officer and Director (principal executive officer and principal financial officer)	April 14, 2003

/s/ * Luke J. Huybrechts	Senior Vice President of Sales and Director	April 14, 2003

/s/ * Tracy G. Smith	Controller (principal accounting officer)	April 14, 2003

/s/ * Randall H. Frazier	Director	April 14, 2003

/s/ * John M. Holland	Director	April 14, 2003

/s/ * Craig H. Weber	Director	April 14, 2003

*By:	/s/ NEIL D. WILKIN, JR.
Neil D. Wilkin, Jr.
Attorney-in-Fact for the above-named persons

EXHIBIT INDEX

Exhibit No.	Item
4.1**	Warrant Agreement dated October 24, 2002, by and between Optical Cable Corporation and Wachovia Bank, National Association

4.2**	Form of Warrant Certificate relating to the warrants

5.1	Opinion of McGuireWoods LLP (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1**	Power of Attorney of Luke J. Huybrechts

24.2**	Power of Attorney of Kenneth W. Harber

24.3**	Power of Attorney of Tracy G. Smith

24.4**	Power of Attorney of Randall H. Frazier

24.5**	Power of Attorney of John M. Holland

24.6**	Power of Attorney of Craig H. Weber

99.1

Stipulation of Settlement dated October 24, 2002, in settlement of litigation in the United States District Court for the Western District of Virginia, entitled In re Optical Cable Corporation Securities Litigation, Civil Action No. 7:01 CV00937 (filed herewith)

**  Previously filed.